                                   Exhibit 2.1





                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                            SAGENT TECHNOLOGY, INC.,

                            FLOCO ACQUISITION CORP.,

                      QUALITATIVE MARKETING SOFTWARE, INC.

                                       AND

                           CERTAIN OF THE STOCKHOLDERS

                     OF QUALITATIVE MARKETING SOFTWARE, INC.



                          DATED AS OF DECEMBER 11, 1999

                                                                  EXECUTION COPY

                                TABLE OF CONTENTS

                                                                                              PAGE
                                                                                              ----
INDEX OF EXHIBITS...............................................................................iv


ARTICLE I THE MERGER.............................................................................2

        1.1    The Merger........................................................................2
        1.2    Closing; Effective Time...........................................................2
        1.3    Effect of the Merger..............................................................2
        1.4    Certificate of Incorporation; Bylaws..............................................2
        1.5    Directors and Officers............................................................3
        1.6    Effect on Capital Stock...........................................................3
        1.7    Dissenting Shares.................................................................4
        1.8    Surrender of Certificates.........................................................5
        1.9    No Further Ownership Rights in Company Common Stock or Company
                  Preferred Stock................................................................6
        1.10   Lost, Stolen or Destroyed Certificates............................................7
        1.11   Taking of Necessary Action; Further Action........................................7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MAJOR STOCKHOLDERS..............7

        2.1    Organization of the Company.......................................................8
        2.2    Company Capital Structure.........................................................8
        2.3    Subsidiaries and Investments......................................................9
        2.4    Authority.........................................................................9
        2.5    No Conflict; No Default; Consents.................................................9
        2.6    Intentionally Omitted............................................................10
        2.7    Company Financial Statements.....................................................10
        2.8    No Undisclosed Liabilities.......................................................11
        2.9    No Changes.......................................................................11
        2.10   Tax and Other Returns and Reports................................................12
        2.11   Restrictions on Business Activities..............................................13
        2.12   Title to Properties; Absence of Liens and Encumbrances; Condition of
                  Equipment.....................................................................13
        2.13   Intellectual Property............................................................14
        2.14   Agreements, Contracts and Commitments............................................18
        2.15   Interested Party Transactions....................................................19
        2.16   Governmental Authorization.......................................................19
        2.17   Litigation.......................................................................20
        2.18   Accounts Receivable..............................................................20
        2.19   Minute Books.....................................................................20

                                TABLE OF CONTENTS
                                   (Continued)

        2.20   Brokers' and Finders' Fees.......................................................20
        2.21   Insurance........................................................................20
        2.22   Compliance With Laws.............................................................20
        2.23   Complete Copies of Materials.....................................................21
        2.24   Binding Agreements; No Default...................................................21
        2.25   Environmental Matters............................................................21
        2.26   Employee Matters and Benefit Plans...............................................22
        2.27   Representations Complete.........................................................25

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............................25

        3.1    Organization of Parent and Merger Sub............................................26
        3.2    Capital Structure of Parent and Merger Sub.......................................26
        3.3    Authority........................................................................26
        3.4    No Conflict; No Default; Consents................................................27
        3.5    Representations Complete.........................................................27
        3.6    Securities and Exchange Commission Documents.....................................28
        3.7    Interim Operations of Merger Sub.................................................28
        3.8    Absence of Certain Changes or Events.............................................28
        3.9    Brokers' and Finders' Fees.......................................................28

ARTICLE IV ADDITIONAL AGREEMENTS................................................................29

        4.1    Expenses.........................................................................29
        4.2    Public Disclosure................................................................29
        4.3    FIRPTA...........................................................................29
        4.4    Legal Requirements...............................................................29
        4.5    Blue Sky Laws....................................................................29
        4.6    Best Efforts; Additional Documents and Further Assurances........................29
        4.7    Indemnification..................................................................30
        4.8    Employee Agreements..............................................................30
        4.9    Declaration of Registration Rights...............................................30
        4.10   Release of Security Interests....................................................30

ARTICLE V CONDITIONS TO THE MERGER..............................................................31

        5.1    Conditions to Obligations of Each Party to Effect the Merger.....................31
        5.2    Additional Conditions to Obligations of Company..................................31
        5.3    Additional Conditions to the Obligations of Parent and Merger Sub................32

                                TABLE OF CONTENTS
                                   (Continued)

ARTICLE VI TERMINATION, AMENDMENT AND WAIVER....................................................33

        6.1    Termination......................................................................33
        6.2    Effect of Termination............................................................34
        6.3    Amendment........................................................................34
        6.4    Extension; Waiver................................................................34

ARTICLE VII GENERAL PROVISIONS..................................................................34

        7.1    Notices..........................................................................34
        7.2    Interpretation...................................................................35
        7.3    Counterparts.....................................................................35
        7.4    Miscellaneous....................................................................36
        7.5    Governing Law....................................................................36
        7.6    Attorneys' Fees..................................................................36
        7.7    Resolution of Disputes; Stipulation Regarding Confidentiality....................36
        7.8    Rules of Construction............................................................36

                      AGREEMENT AND PLAN OF REORGANIZATION


        This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of December 11, 1999, by and among (i) Sagent Technology, Inc., a Delaware corporation ("Parent"), (ii) Floco Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Parent, (iii) Qualitative Marketing Software, Inc., a Delaware corporation (the "Company"), and (iv) Paul Wray, George Rebhan and J. Beach Clow each individually as stockholders of the Company (the "Major Stockholders").

                                    RECITALS
A. The Boards of Directors of each of the Company, Parent and Merger Sub believe that it is in the best interests of each company and their respective stockholders that the Company and Merger Sub combine into a single company through the statutory merger of the Merger Sub with and into the Company in accordance with the terms and conditions contained herein (the "Merger") and, in furtherance thereof, have approved the Merger.

        B. The Company has 80,013 shares of common stock, par value $1.00 per share (the "Company Common Stock"), and 357.08 shares of preferred stock, par value $100.00 per share (the "Company Preferred Stock"), issued and outstanding as of the date hereof and held of record by those individuals listed on Exhibit A (collectively, the "Stockholders").

        C. As of the date hereof, the Company has 16,912 shares of Company Common Stock (the "Option Shares") subject to unexercised options (each, a "Company Option") granted by the Company to those individuals listed on Exhibit A (collectively, the "Option Holders").

        D. Pursuant to the Merger, among other things, (i) the outstanding shares of Company Common Stock shall be converted into shares of the common stock, par value $0.001 per share, of Parent (the "Parent Common Stock") at the rate determined herein, (ii) the outstanding shares of Company Preferred Stock shall be converted into shares of Parent Common Stock at the rate determined herein, and (iii) the outstanding Company Options shall be assumed by Parent and converted into options to purchase Parent Common Stock at the rate determined herein.

        E. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger and the other transactions contemplated hereby.

        F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

        G. Concurrently herewith, the Major Stockholders have entered into, executed and delivered to Parent the Noncompetition Agreements, substantially in the form attached hereto as Exhibit D.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


                                    ARTICLE I
                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit B (the "Certificate of Merger") and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), the Merger Sub shall be merged with and into the Company, the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the surviving corporation under the laws of the State of Delaware. As a result of the Merger, the Company shall become a wholly owned, direct subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2 Closing; Effective Time. The Closing of the transactions contemplated hereby (the "Closing") shall take place at 3:00 p.m., California time at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, 94304 on December 11, 1999, or at such other time, date and location as the parties hereto agree (the "Closing Date"). On the next business day after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law. The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4 Certificate of Incorporation; Bylaws.

               (a) Unless otherwise determined by Parent prior to the Closing, at the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Merger

Sub shall be amended to read as follows: "The name of the corporation is Qualitative Marketing Software, Inc."

               (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Bylaws.

        1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation as of the Effective Time, each to hold office in accordance with the Bylaws of the Surviving Corporation.

        1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the Option Holders and the Stockholders, the following shall occur:

               (a)(i) Conversion of Company Common Stock and Company Preferred Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined and to the extent provided in Section 1.7(a) and the shares held in treasury) will be cancelled and extinguished and be converted automatically into the right to receive a number of shares of Parent Common Stock equal to (i) (A) $59,964,225.00 divided by (B) the average of the closing prices (the "Average Price") of the Parent Common Stock traded on the NASDAQ National Market System for the 20 trading days prior to the Effective Time (ii) divided by the sum of
(A) the total number of shares of Company Common Stock outstanding as of the Effective Time plus (B) the total number of Option Shares outstanding as of the Effective Time. Such quotient shall be referred to in this Agreement as the "Common Exchange Ratio." Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, (as defined and to the extent provided in Section 1.7(a)) will be cancelled and extinguished and be converted automatically into the right to receive a number of shares of Parent Common Stock equal to (i) (A) $35,775.00 divided by (B) the Average Price divided by (ii) 357.08. Such quotient shall be referred to herein as the "Preferred Exchange Ratio." For purpose of this Agreement, the Common Exchange Ratio and the Preferred Exchange Ratio shall be referred to collectively as the "Exchange Ratio." The Average Price, the Common Exchange Ratio and the Preferred Exchange Ratio are set forth on Exhibit A hereto.

                  (ii) Acquisition of Company Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "Company Option") under the option agreements on Section 2.14(e) of the Disclosure Schedule (the "Company Option Agreements") entered into between the Company and its Option Holders, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company Option Agreements immediately prior to the Effective Time, except that (i) such Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time (thus treating all such Company Options as being fully vested immediately prior to the Effective Time in the amount of shares of Company Common Stock set forth on Exhibit A) multiplied by the Common Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent. Promptly after the Effective Time, Parent will issue to each Option Holder a document evidencing the foregoing assumption of such Company Option by Parent.

               (b) Capital Stock of Merger Sub. Each share of common stock, $0.001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, share of common stock of the Surviving Corporation.

               (c) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock or Company Preferred Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock or Company Preferred Stock occurring after the date hereof and prior to the Effective Time.

               (d) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock or Company Preferred Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent promptly after the Effective Time an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the Average Price.

        1.7 Dissenting Shares.

               (a) Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of the Company held by a holder who has perfected appraisal rights for such shares in accordance with Delaware Law ("Dissenting Shares") shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such appraisal rights as are granted pursuant to Delaware Law.

               (b) Notwithstanding the provisions of Section 1.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common

Stock, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(d) and any dividends or distributions payable pursuant to Section 1.8(e), in each case without interest thereon, upon surrender of the certificate representing such shares.

               (c) The Company shall give Parent (i) prompt notice of any written demand received by the Company to require the Company to purchase shares of the Company Common Stock or Company Preferred Stock pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Unless otherwise required by Delaware Law, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. 1.8 Surrender of Certificates.

               (a) Exchange Agent. ChaseMellon Shareholder Services, L.L.C. shall act as exchange agent (the "Exchange Agent") in the Merger.

               (b) Parent to Provide Parent Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock and Company Preferred Stock.

               (c) Exchange Procedures. At or before the Effective Time, each holder of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock shall surrender to the Parent for cancellation the Certificates, duly endorsed to Parent or accompanied by duly executed stock powers or assignments separate from certificate transferring title to such shares to Parent. Promptly after the Effective Time, and against receipt of such Certificates, the Parent or Exchange Agent, as the case may be, shall issue to each tendering holder of a Certificate a certificate for the number of shares of Parent Common Stock to which such holder is entitled pursuant to the Merger, cash for fractional shares, if any, as may be required pursuant to Section 1.6(d) and any dividends or distributions payable pursuant to Section 1.8(e) and the Certificate so surrendered shall forthwith be cancelled.
To the extent that any holder of a Certificate does not so surrender such Certificate at or before the Effective Time, then promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each such holder of record of a Certificate or Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(d) and any dividends or distributions payable pursuant to Section 1.8(e). Upon surrender of a Certificate for cancellation to the Exchange Agent after the Effective Time, or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to the Merger, cash for fractional shares, if any, as may be required pursuant to Section 1.6(d) and any dividends or distributions payable pursuant to Section 1.8(e) and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of Company Common Stock or Company Preferred Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock or Company Preferred Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(d).

               (d) Delivery of Parent Common Stock. The Parent Common Stock to be issued pursuant to the share exchange under Section 1.8(c) shall be delivered to the holders of Certificates in such denominations as set forth on Exhibit A hereto.

               (e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

               (f) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

               (g) No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Parent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Parent Common Stock, Company Common Stock or Company Preferred Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.9 No Further Ownership Rights in Company Common Stock or Company Preferred Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company

Common Company Stock or Company Preferred Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and Company Preferred Stock and, from and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock and Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.

        1.10 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Common Stock or Company Preferred Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to
Section 1.6(d) and any dividends or distributions payable pursuant to Section 1.8(e); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent , the Surviving Corporation or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

        1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.


                                   ARTICLE II
           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MAJOR
                                  STOCKHOLDERS

As of the Closing Date (unless otherwise indicated herein), the Company and the Major Stockholders represent and warrant to Parent and Merger Sub, subject to the exceptions set forth in the Disclosure Schedule attached hereto as Exhibit C (the "Disclosure Schedule"), as set forth below in this Article II. Whenever the words "to the knowledge of" or "known to" or similar phrases are used in this
Article II with respect to a particular fact or circumstance, they shall mean (even if the knowledge is attributed in this Article II solely to the Company) actual knowledge of any of the Major Stockholders of such particular fact or circumstance, or knowledge by any of the Major Stockholders of other facts or circumstances from which a reasonable person should have known of such particular fact or circumstance. The disclosures made on the Disclosure Schedule shall not, by the fact of their disclosure, be deemed to acknowledge that disclosure of such information is required under this Article II. To the extent a disclosure item is included on one Section of the Disclosure Schedule, it shall not be necessary for the Company to repeat it on a separate Section of the Disclosure Schedule.

        2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own its property and to carry on its business as it is now being conducted and as proposed to be conducted by the Company. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except as set forth on Section 2.1 of the Disclosure Schedule and except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect on the Company. For purposes of this Agreement, the term "Material Adverse Effect" means any occurrence or effect that would be reasonably likely to have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the party to this Agreement referred to. The Company has made available to Parent at the Closing a true and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date.

        2.2 Company Capital Structure. The authorized capital stock of the Company consists of 100,000 shares of Company Common Stock and 357.08 shares of Company Preferred Stock. As of the date hereof, there are 80,013 shares of Company Common Stock and 357.08 shares of Company Preferred Stock issued and outstanding held by the persons, and in the amounts, set forth in Section 2.2 of the Disclosure Schedule. As of the date hereof, there are 356 shares of Company Common Stock held in treasury. As of the date hereof, there are 16,912 shares of the Company Common Stock reserved for issuance upon the exercise of the Company Options. Section 2.2 of the Disclosure Schedule sets forth the following information with respect to each such Company Option: (i) the date on which each such Company Option was granted; (ii) the number of shares of Company Common Stock subject to each such Company Option; (iii) the exercise price for each such Company Option; and (vi) the name of the Option Holder. The Company has made available to Parent accurate and complete copies of all Company Option Agreements evidencing the Company Options listed on Section 2.2 of the Disclosure Schedule. Except as set forth in Section 2.2 of the Disclosure Schedule, all outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. Except as set forth in Section
2.2 of the Disclosure Schedule, there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

        2.3 Subsidiaries and Investments. Set forth in Section 2.3 of the Disclosure Schedule is a list of each of the Company's subsidiaries (the "Subsidiaries" and individually a "Subsidiary"). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (as set forth in Section 2.3 of the Disclosure Schedule), and has the requisite corporate power to own or lease all of its property and to carry on its business as it is now being conducted. Also set forth in Section 2.3 of the Disclosure Schedule is a list of jurisdictions in which each Subsidiary is qualified or licensed to do business as a foreign corporation. Such jurisdictions are the only jurisdictions where the character of the properties owned, leased or operated by each Subsidiary or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect on the Subsidiary and the Company, taken as a whole. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and are owned, of record and beneficially, by the Company, free and clear of all liens, encumbrances, equities, options or claims whatsoever. Except for the shares of capital stock of each Subsidiary issued in the Company's name, no Subsidiary has outstanding any other equity securities or securities options, warrants or rights of any kind, convertible into, exchangeable for, or otherwise entitling any person to acquire, equity securities of such Subsidiary. Neither the Company nor any Subsidiary owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

        2.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the other documents contemplated hereunder to which the Company will be a party (collectively, the "Company Transaction Documents") and, subject only to the approval of the Merger by the Stockholders under the provisions of Delaware Law, the Company's Certificate of Incorporation and the Stock Restriction and Retirement Agreement (as listed on
Section 2.2 of the Disclosure Schedule), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and , assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Each of the Company Transaction Documents, when executed and delivered by the Company shall be, assuming the due authorization, execution and delivery by Parent and Merger Sub if applicable, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        2.5 No Conflict; No Default; Consents. Except as set forth in Section
2.5 of the Disclosure Schedule, the execution and delivery of this Agreement by the Company do not and the Company Transaction Documents when executed and delivered by the Company will not, and the consummation of the transactions contemplated hereby and thereby by the Company will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws, each as amended as of the date hereof, of the Company, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, or license to which the Company or any of its properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets except to the extent such conflict, violation, default or other effect would not, in the case of clauses (ii) and (iii) above, have a Material Adverse Effect on the Company or would not prevent, prohibit or materially obstruct the ability of any of the Company, Major Stockholders, Parent or Merger Sub to consummate the transactions contemplated hereby or in any of the Company Transaction Documents. Except as set forth in Section 2.5 of the Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity"), or any third party, including a party to any agreement with the Company, is required by or with respect to the Company in connection with the execution and delivery of this Agreement, any Company Transaction Document or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, (iii) the approval of this Agreement and the Merger by the Stockholders (which approval must include approval by Stockholders holding more than 60% of the outstanding shares of the Company Common Stock and by the Stockholder holding the outstanding shares of the Company Preferred Stock), and
(iv) such other consents, authorizations, waivers, filings, approvals, registrations, orders and declarations which, if not obtained or made, would not have a Material Adverse Effect on the Company or would not prevent or materially delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement.

        2.6 Intentionally Omitted.

        2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the Company's audited consolidated balance sheet as of December 31, 1998 and the related audited consolidated statements of income and cash flows for the twelve-month period ended December 31, 1998 (the "Year-End Financials") and the Company's unaudited consolidated balance sheet as of September 30, 1999, and the related unaudited statements of income and cash flows for the nine-month period ended September 30, 1999 (the "Interim Financials"). Except as set forth on Section 2.7 of the Disclosure Schedule, the Year-End Financials are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated therein (except as may be indicated in the notes thereto). Except as set forth on Section 2.7 of the Disclosure Schedule, the Interim Financials are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated therein, subject to normal year-end adjustments. The Year-End Financials and the Interim Financials present fairly in all material respects the consolidated financial condition and consolidated operating results of the Company and any consolidated Subsidiaries as of the dates and during the periods indicated therein. The Company's unaudited balance sheet as of September 30, 1999 shall be hereinafter referred to as the "Company Current Balance Sheet."

        2.8 No Undisclosed Liabilities. The Company does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are material and (i) have not been reflected in the Company Current Balance Sheet, (ii) have not been specifically described in this Agreement or in Section 2.8 of the Disclosure Schedule or elsewhere on the Disclosure Schedule or (iii) are not normal or recurring liabilities incurred since September 30, 1999 in the ordinary course of business consistent with past practices.

        2.9 No Changes. Except as disclosed on Section 2.9 of the Disclosure Schedule, since the date of the Company Current Balance Sheet, there has not been, occurred or arisen any:

               (a) material adverse change in the financial condition, liabilities, assets or business of the Company;

               (b) amendments or changes in the Certificate of Incorporation or Bylaws of the Company;

               (c) capital expenditure by the Company, either individually or in the aggregate, exceeding $5,000;

               (d) destruction, damage to, or loss of any assets of the Company (whether or not covered by insurance) that constitutes a Material Adverse Effect on the Company;

               (e) labor trouble or claim of wrongful discharge of which the Company has received written notice or which is known to the Company, or other unlawful labor practice or action;

               (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any negotiations or discussions relating thereto;

               (g) revaluation by the Company of any of its assets;

               (h) declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock;

               (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors or employees, or the declaration, payment, or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person , except for normal increases of cash compensation and bonuses as set forth on Section 2.9(i) of the Disclosure Schedule;

               (j) acquisition, sale or transfer of any material asset of the Company other than in the ordinary course of business;

               (k) amendment or termination of any material contract, agreement or license to which the Company is a party;

               (l) loan by the Company to any person or entity, or guaranty by the Company of any loan;

               (m) waiver or release of any material right or claim of the Company in excess of $10,000 on an individual basis, including any write-off or other compromise of any account receivable of the Company;

               (n) the commencement or notice or threat of commencement of any governmental proceeding against or investigation of the Company or its affairs, to the best of the Company's knowledge;

               (o) other event or condition of any character that has or might reasonably be expected to have a Material Adverse Effect on the Company; or

               (p) issuance or sale by the Company of any of its shares or of any other of its securities except the grant of Company Options as set forth on
Section 2.2 of the Disclosure Schedule.

        2.10 Tax and Other Returns and Reports.

               (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Tax Returns and Audits. Except as set forth in Section 2.10 of the Disclosure Schedule:

                  (i) To the Company's knowledge, as of the Closing Date, the Company has prepared and timely filed (or caused to be prepared and timely filed) or made a timely request for extension for all federal, state, local and foreign returns, estimates, information statements and reports (collectively the "Returns") required to be filed by the Company with any Tax authority relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

                  (ii) To the Company's knowledge, as of the Closing Date, it:
(A) has paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld and timely remitted with respect to its employees all federal and state income Taxes, FICA, FUTA and other Taxes required to be withheld and remitted.

                  (iii) There are no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable.

                  (iv) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is properly reflected on the Company's tax books and records.

                  (v) The Company has established (and until the Effective Time will establish) on its books and records reserves (to be specifically designated as an increase to current liabilities) that are adequate for the payment of all Taxes not yet due and payable.

                  (vi) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns.

                  (vii) The Company is not a party to any tax-sharing or allocation agreement, nor does the Company owe any amount under any tax-sharing or allocation agreement.

                  (viii) No representation is made herein regarding the size and availability of net operating losses of the Company. 2.11 Restrictions on Business Activities. Except as set forth in Section 2.11 of the Disclosure Schedule, there is no material agreement, judgment, injunction, order or decree binding upon the Company which has the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.
2.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

               (a) Except as set forth in Section 2.12(a) of the Disclosure Schedule, the Company neither owns nor leases any real property.

               (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business.
Section 2.12(b) of the Disclosure Schedule sets forth as to all assets and leasehold interests all Liens thereon except for (i) such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, and (ii) Liens for Taxes not yet due and payable.

               (c) Section 2.12(c) of the Disclosure Schedule set forth all material equipment (the "Equipment") owned or leased by the Company. The Equipment is, taken as a whole, (i) adequate for the conduct of the business of the Company consistent with its past practice, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition except for ordinary wear and tear, (iv) regularly and properly maintained, and (v) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

        2.13 Intellectual Property.

               (a) For the purposes of this Agreement, the following terms have the following definitions:

                    "Intellectual Property" shall mean any or all of the following, in any form and embodied in any media: (i) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, and (vii) tools, methods and processes.

                    "Intellectual Property Rights" shall mean worldwide common law and statutory rights associated with (i) patents and patent applications,
(ii) copyrights, copyrights registrations and copyrights applications and "moral" rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) now existing or hereafter filed, issued or acquired.

                    "Company Intellectual Property" shall mean any Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company.

                    "Registered Intellectual Property Rights" shall mean Intellectual Property Rights that have been registered, filed, certified or otherwise perfected by recordation with any state, government or other public legal authority.

               (b) Section 2.13(b) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property except for any proceeding or action which, if adversely determined, would not have a Material Adverse Effect on the Company; provided, however, that none of such Company Registered Intellectual Property has been registered by the Company with any state government or other public legal authority.
Section 2.13 (b) of the Disclosure Schedule also lists and identifies all computer software that is owned by the Company (collectively, the "Owned Software") and all computer software (other than Owned Software) that is used by the Company for any purpose whatsoever in its business as presently conducted (collectively, the "Licensed Software"). The Owned Software and the Licensed Software are collectively referred to as the "Software".

               (c) Each item of Company Intellectual Property owned by the Company, including all Company Registered Intellectual Property listed in
Section 2.13(b) of the Disclosure Schedule, is free and clear of any Liens except for Liens for Taxes not yet due and payable, and is exclusively owned by the Company.

               (d) To the extent that any material Intellectual Property has been developed or created independently or jointly by any person other than the Company for which the Company has, directly or indirectly, paid, the Company has a written agreement with such person with respect thereto and each is as set forth on Section 2.13(d) of the Disclosure Schedule, and the Company thereby has obtained exclusive ownership of or has obtained a license to use all such Intellectual Property and associated Intellectual Property Rights by operation of law, by agreement or by valid assignment.

               (e) The Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person, except for those contracts, licenses and agreements described in Section 2.13(g) or listed on Section 2.13(g) of the Disclosure Schedule.

               (f) Except (i) for Intellectual Property the absence of which would not have a Material Adverse Effect on the Company, and (ii) widely available business software used in the Company's business, the Company Intellectual Property constitutes all of the Intellectual Property used in and/or necessary to the conduct of the business of the Company as it currently is conducted, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and services (including products, technology or services currently under development). To the knowledge of the Company, the Company has valid licenses to all software owned by third parties that is used in and/or necessary to the operation of the Company's products as they are currently used, and the Company is not in default with respect to any such license.

               (g) Except for "shrink-wrap" and similar widely available third-party commercial end-user licenses, the contracts, licenses and agreements listed in Section 2.13(g) of the Disclosure Schedule include all material contracts, licenses and agreements to which the Company is a party with respect to any Company Intellectual Property owned by the Company. No person who has licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such licensed Intellectual Property.

               (h) Section 2.13(h) of the Disclosure Schedule lists all material contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company.

               (i) To the knowledge of the Company, except as set forth in
Section 2.13(i) of the Disclosure Schedule, the operation of the business of the Company as it currently is conducted, including but not limited to the design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company, does not infringe or misappropriate the Intellectual Property Rights of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Except as set forth in
Section 2.13(i) of the Disclosure Schedule the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property Rights of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor to the knowledge of the Company and the Major Stockholders is there any reasonable basis therefor).

               (j) Each material item of Company Registered Intellectual Property is valid and subsisting, and, except as set forth on Section 2.13(j) of the Disclosure Schedule all necessary, currently due registration, maintenance and renewal fees due in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. Except as set forth in Section 2.13(j) of the Disclosure Schedule there are no actions that must be taken by the Company within sixty (60) days of the scheduled Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired any Intellectual Property Rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

               (k) Except as set forth in Section 2.13(k) of the Disclosure Schedule, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such contract, license or agreement, or performance under such contract, license or agreement including with respect to any payments to be made or received by the Company thereunder which, if adversely determined, would not have a Material Adverse Effect on the Company.

               (l) To the knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.

               (m) Except as set forth in Section 2.13(m) of the Disclosure Schedule, the Company has taken all reasonable steps in order to protect the Company's rights in confidential information and trade secrets of the Company or confidential information or trade secrets of third parties provided to the Company. Except as set forth in Section 2.13(m) of the Disclosure Schedule all current and former employees, consultants and contractors of the Company who have or have had access to confidential, proprietary or trade secret information of the Company ("Recipients") have entered into proprietary information, confidentiality or assignment of inventions agreements (or similar types of agreements) with the Company. Section 2.13(m) of the Disclosure Schedule contains a list of all Recipients indicating those who have signed the agreements and those who have not entered into such agreements and a description of the type of each such agreement.

               (n) No material Company Intellectual Property or service of the Company is subject to any proceeding or outstanding decree, order or judgment, or, with respect to agreements only, except as would not have a Material Adverse Effect on the Company, any stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

               (o) Except as set forth in Section 2.13(i) of the Disclosure Schedule no (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company knowingly constitutes obscene material, a defamatory statement or material, false advertising or, except as would not have a Material Adverse Effect on the Company, otherwise violates any law or regulation.

               (p) All of the Company's products (including products currently under development) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"). All of the Company's software products (i) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000 and (ii) will be interoperable with other products used and distributed by the Company that may deliver records to the Company's products or receive records from the Company's products, or interact with the Company's products, including but not limited to back-up and archived data. To the Company's knowledge all of the Company's internal computer and technology products and systems are Year 2000 Compliant. 2.14 Agreements, Contracts and Commitments. Except as disclosed in
Section 2.14 of the Disclosure Schedule or elsewhere in the Disclosure Schedule, the Company does not have and is not a party to:

               (a) any collective bargaining agreements,

               (b) any agreements that contain any unpaid severance liabilities or obligations,

               (c) any bonus or incentive compensation plans or arrangements, except for commission plans with sales persons,

               (d) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization, in each case which is not terminable by the Company on thirty (30) days notice without liability to the Company, except to the extent general principles of wrongful termination law may limit the Company's ability to terminate employees at will,

               (e) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

               (f) any fidelity or surety bond or completion bond,

               (g) any lease of personal property having a value individually in excess of $25,000,

               (h) any agreement of indemnification or guaranty not entered into in the ordinary course of business except for agreements for indemnification provided by the Company to licensees or other third parties in connection with the sale or license of the Company's software products or services,

               (i) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in its business or compete with any entity except for agreements not to compete provided by the Company to licensees or other third parties in connection with the sale or license of the Company's software products or services,

               (j) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $25,000, over the life of any such agreement, contract or commitment,

               (k) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets of the Company not in the ordinary course of business or the disposition or acquisition of any ownership interest in any corporation, partnership, joint venture or other business enterprise,

               (l) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money by the Company or extension of credit by the Company, including guaranties referred to in clause (h) hereof,

               (m) any purchase order or contract for the purchase of raw materials or acquisition of assets involving $5,000 or more,

               (n) any construction contracts,

               (o) any distribution, joint marketing or development agreement,

               (p) any other agreement, contract or commitment which involves the payment of $50,000 or more by the Company and is not cancelable without penalty within thirty (30) days, or

               (q) any agreement which has a value of $50,000 or more. The Company has not breached, and has not received in writing any claim, and none of the Major Stockholders has received any written notice that the Company has breached, any of the material terms or conditions of any material agreement, contract or commitment to which it is bound that is required to be disclosed in
Section 2.14 of the Disclosure Schedule in such manner as would permit any other party to cancel or terminate the same.

        2.15 Interested Party Transactions. Except as disclosed in Section 2.15 of the Disclosure Schedule, no officer or director of the Company or person who owns at least five percent (5%) of the issued and outstanding Company Common Stock (nor any parent, child or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products which the Company furnishes or sells or proposes to furnish or sell, or (ii) any interest in any entity which purchases from or sells or furnishes to the Company any goods or services, or (iii) a beneficial interest in any contract or agreement described in Section 2.13; provided that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.15.

        2.16 Governmental Authorization. Section 2.16 of the Disclosure Schedule accurately lists each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization issued to the Company (i) pursuant to which the Company currently operates or holds any interest in any of its properties or
(ii) which is required for the operation of its business or the holding of any such interest, except where the absence of which would have a Material Adverse Effect on the Company or would prevent, prohibit or materially impede the ability of the Company, the Major Stockholders, Parent or Merger Sub to complete the transactions contemplated hereby or in the Company Transaction Documents (herein collectively called "Company Authorizations"). To the best of the Company's knowledge, except as set forth in Section 2.16 of the Disclosure Schedule the Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties, except where the absence of which would have a Material Adverse Effect on the Company or would prevent, prohibit or materially impede the ability of the Company, the Major Stockholders, Parent or Merger Sub to complete the transactions contemplated hereby or in the Company Transaction Documents.

        2.17 Litigation. Except as set forth as Schedule 2.17 of the Disclosure Schedule, to the best of the Company's knowledge, there is no action, suit, claim or proceeding of any nature pending or threatened against the Company, its properties or any of its officers or directors, in their capacities as agents of the Company. To the best of the Company's knowledge, there is no investigation pending or, to the Company's knowledge, threatened against the Company, its properties or any of its officers or directors, in their capacities as agents of the Company, by or before any Governmental Entity. To the best of the Company's knowledge, no Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

        2.18 Accounts Receivable. The Company has made available to Parent a list of all accounts receivable of the Company as of September 30, 1999 along with a range of days elapsed since invoice.

        2.19 Minute Books. Except as set forth in Section 2.19 of the Disclosure Schedule, the minute books of the Company made available to counsel for Parent contain complete and accurate minutes of all meetings of directors and Stockholders or actions by written consent since the time of incorporation of the Company.

        2.20 Brokers' and Finders' Fees. Except as disclosed in Section 2.20 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.21 Insurance. Section 2.21 of the Disclosure Schedule sets forth a list of insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company.

        2.22 Compliance With Laws. Except as disclosed in Section 2.22 of the Disclosure Schedule, and except as to matters of which the Company has no knowledge or which do not either individually or in the aggregate result in a Material Adverse Effect with respect to the Company, the Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business assets.

        2.23 Complete Copies of Materials. The Company has delivered or made available to Parent or its counsel true and complete copies of each document (or summaries of same) referenced in the Disclosure Schedule.

        2.24 Binding Agreements; No Default. Each of the contracts, agreements and other instruments set forth in the Disclosure Schedule to which the Company is a party is a legal, binding, and enforceable obligation by or against the Company in accordance with its terms (assuming such contract, agreement or instrument has been duly authorized, executed and delivered by the other party(ies) thereto and except to the extent that its non-enforceability would not have a Material Adverse Effect on the Company), and to the Company's knowledge no party with whom the Company has an agreement or contract is in material default thereunder or has breached any material terms or provisions thereof (subject to all applicable bankruptcy, insolvency, reorganization and other laws applicable to creditors' rights and remedies, all rules of law governing specific performance and injunctive relief and to the exercise of judicial discretion in accordance with general principles of equity).

        2.25 Environmental Matters.

               (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) illegally released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law as radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), but excluding janitorial supplies properly and safely maintained. No Hazardous Materials are present, as a result of the deliberate actions of the Company or, to the Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased except for such Hazardous Materials which would not have a Material Adverse Effect on the Company.

               (b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on the Company, the Company has not illegally transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company illegally disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect on or before the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

               (c) Permits. Except as would not have a Material Adverse Effect on the Company, the Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of any Hazardous Material Activities by the Company and other businesses of the Company as such activities and businesses are currently being conducted.

               (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company's knowledge, threatened against the Company concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company has no knowledge of any fact or circumstance which could reasonably be expected to involve the Company in any environmental litigation or impose upon the Company any environmental liability in each case which would have a Material Adverse Effect on the Company.

        2.26 Employee Matters and Benefit Plans.

               (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.26(a)(i) below (such definition shall only apply to this Section 2.26), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

                  (ii) "Company Employee Plan" shall refer to any plan, program, policy, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, written or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability, contingent or otherwise;

                  (iii) "Consultant" shall mean any person with whom the Company currently has a Consulting Agreement;

                  (iv) "Consulting Agreement" shall mean any agreement pursuant to which the Company has hired a Consultant;

                  (v) "Employee" shall mean any current employee, officer, or director of the Company or any Affiliate;

                  (vi) "Employee Agreement" shall refer to each management, employment, severance, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any Affiliate and any Employee;

                  (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended

                  (viii) "IRS" shall mean the Internal Revenue Service;

                  (ix) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

                  (x) "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

               (b) Schedule. Section 2.26(b) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, each Employee Agreement and each Consulting Agreement. The Company does not have any stated plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

               (c) Documents. The Company has provided or made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; and (iv) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan.

               (d) Employee Plan Compliance. Except as set forth on Section 2.26(d) of the Disclosure Schedule, (i) the Company has performed in all material respects all material obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company

Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred pursuant to an amendment or a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

               (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

               (f) Multiemployer Plans. At no time has the Company contributed to any Multiemployer Plan.

               (g) PBGC Compliance. The Company has paid all premiums (and interest charges and penalties for late payment, if applicable) due the Pension Benefit Guaranty Corporation ("PBGC") with respect to each Pension Plan for each plan year they are up for which premiums are required. The Company has not engaged in, nor is it a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan. No filing has been made by the Company with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. To the knowledge of the Company, no condition exists and no event has occurred that would constitute grounds for the termination of any Pension Plan by the PBGC.

               (h) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute.

               (i) Effect of Transaction.

                  (i) Except as set forth on Section 2.26(i)(i) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement or Consulting Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, stock option vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, except as may be required by statute.

                  (ii) No payment or benefit which will or may be made by the Company or any of its Affiliates with respect to any Employee pursuant to the terms of any Employee Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

               (j) Employment Matters. The Company (i) is in compliance in all material respects with all material applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees and Consultants; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

               (k) Labor. No work stoppage or labor strike against the Company is pending or, to the best knowledge of the Company, threatened. The Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly have a Material Adverse Effect on the Company. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

        2.27 Representations Complete. None of the representations or warranties made by the Company, nor any statement made in the Disclosure Schedule or any certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact at the Effective Time, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading at the Effective Time.


                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company and the Major

Stockholders as follows:

        3.1 Organization of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the requisite corporate power to own its property and to carry on its business as it is now being conducted and as proposed to be conducted by Parent. Parent is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect on Parent. Parent has made available to the Company at the Closing true and correct copies of the Certificate of Incorporation and Bylaws, each as amended to date, of each of Parent and Merger Sub.

        3.2 Capital Structure of Parent and Merger Sub.

               (a) The authorized stock of Parent consists of 70,000,000 shares of Common Stock, par value $0.001 of which 25,751,698 shares were issued and outstanding as of December 6, 1999, and 5,000,000 shares of Preferred Stock, none of which are issued or outstanding as of December 6, 1999. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.001, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of December 6, 1999, there were 3,276,000 shares of Common Stock reserved for issuance under Parent's Amended 1995 Stock Option Plan, 2,440,000 shares of Common Stock reserved for issuance under Parent's 1999 Stock Option Plan, 150,000 shares of Common Stock reserved for issuance under Parent's Director Option Plan, and 450,000 shares reserved for issuance under Parent's Employee Stock Purchase Plan and no shares of Common Stock issuable upon exercise of outstanding warrants. Except as set forth above, there are no other options, warrants or other rights to purchase any of the Parent's authorized and unissued capital stock.

               (b) When issued and delivered in accordance with this Agreement, the shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable and free of any preemptive or similar right, and will be issued in compliance with all applicable federal or state securities laws.

        3.3 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the other documents contemplated hereunder to which Parent or Merger Sub will be a party (collectively, the "Parent Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Parent Transaction Documents by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and Major Stockholders, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Each of the Parent Transaction Documents, when executed and delivered by Parent and Merger Sub shall be, assuming the due authorization, execution and delivery by the Company and the Major Stockholders, as applicable, the valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        3.4 No Conflict; No Default; Consents. The execution and delivery of this Agreement by Parent and Merger Sub, and the Parent Transaction Documents when executed and delivered will not, and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws, each as amended as of the date hereof, of Parent or Merger Sub, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, or license to which Parent or any of its properties or assets are subject, or (iii) any, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets except to the extent such conflict, violation, default or other effect would not, in the case of clauses
(ii) and (iii) above, have a Material Adverse Effect on Parent or would not prevent, prohibit or materially obstruct the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or in any of the Parent Transaction Documents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party to any agreement with Parent, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement, any Parent Transaction Document or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (iii) such other consents, authorizations, waiver, filings, approvals, registrations, orders and declarations which, if not obtained or made, would not have a Material Adverse Effect on Parent, would not prevent or materially delay consummation of the Merger or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

        3.5 Representations Complete. None of the representations or warranties made by Parent or Merger Sub in this Article III, nor any statement made in any list or other statement separately certified by Parent or Merger Sub, or in any certificate furnished by Parent pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact at the Effective Time, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading at the Effective Time.

        3.6 Securities and Exchange Commission Documents. Parent has provided the Company with true and complete copies of (i) all documents filed by Parent with the Securities and Exchange Commission (the "Parent Commission Documents") from May 26, 1999 through the date hereof (the "Filing Period") and (ii) any amendments or modifications to the Parent Commission Documents which have not yet been filed with the Securities and Exchange Commission but are required to be filed. As of their respective filing dates, the Parent Commission Documents complied with the requirements of the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended, and none of the Parent Commission Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed Parent Commission Document prior to the date hereof. The financial statements of Parent, including the notes thereto, included in the Parent Commission Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the Securities and Exchange Commission). The Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements. Except as described in the Parent Commission Documents, to the best of Parent's knowledge, there is no action, suit, claim or proceeding of any nature pending against Parent.

        3.7 Interim Operations of Merger Sub. Merger Sub was formed solely for the purposes of engaging in the transactions contemplated by this Agreement, and has (i) engaged in no other business activities, (ii) not conducted any operations other than in connection with the transactions contemplated by this Agreement, and (iii) not incurred any material liabilities other than in connection with the transactions contemplated by this Agreement.

        3.8 Absence of Certain Changes or Events. Since September 30, 1999 and through the Effective Time, (i) Parent has conducted its business in the ordinary course consistent with past practices, and (ii) there has not been any occurrences, events or other circumstances that, individually or in the aggregate, has had or could have a Material Adverse Effect on Parent and its subsidiaries, taken as a whole.

        3.9 Brokers' and Finders' Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

        4.1 Expenses. In the event the Merger is not consummated, all expenses incurred in connection with the Merger and this Agreement shall be the obligation of the party incurring such expenses; provided if the Merger shall fail to close for any reason within the control of the Company or Parent, such party shall reimburse the other for all expenses incurred in connection with the Merger and this Agreement.

        4.2 Public Disclosure. Unless otherwise required by law, prior to the Effective Time no disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby shall be made by any party hereto unless approved by Parent and the Company prior to release, provided that such approval shall not be unreasonably withheld, subject, in the case of Parent, to Parent's obligation to comply with applicable securities laws and subject, in the case of the Company, to disclosure to the Stockholders, the Option Holders and the following third parties after the execution of a nondisclosure agreement acceptable to the
Parent: Republic Bank, Concentrex Incorporated, Geographic Data Technology, Inc. and American Equity Properties, Inc..

        4.3 FIRPTA. Upon request by Parent after the Effective Time, the Company shall use its best efforts to deliver to the Internal Revenue Service a notice that it is not a "United States Real Property Holding Corporation" as defined in and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

        4.4 Legal Requirements. Each of Parent, Merger Sub and the Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

        4.5 Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

        4.6 Best Efforts; Additional Documents and Further Assurances. Each of the parties to this Agreement shall each use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        4.7 Indemnification. Parent shall either (i) cause the Surviving Corporation to continue to indemnify or (ii) directly indemnify the persons who are currently officers and directors of the Company substantially in accordance with the Certificate of Incorporation and Bylaws of the Company as they are currently in effect and the provisions of Delaware Law for action or inaction by such person prior to the Merger. In addition, Parent hereby agrees to indemnify and hold the Major Stockholders harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses (collectively, "Major Stockholder Damages") incurred by the Major Stockholder as a result of (i) any guarantee of the capital leases of the Company by the Major Stockholders as set forth on Section
4.7 of the Disclosure Schedule, (ii) any personal guarantees executed by the Major Stockholders in favor of Republic Bank and (iii) any claim or lawsuit by Corum Ltd. against the Major Stockholders resulting from that certain letter of understanding dated July 20, 1998; provided that the indemnity provided herein shall not apply to any Major Stockholder Damages incurred as a result of fraud, gross negligence or willful misconduct on the part of any Major Stockholder. For so long as the insurer under the Company's officer and director indemnification insurance policy is willing to continue such insurance policy after the Merger at approximately the same premium as currently in effect, the Parent shall continue such policy in effect until the third anniversary of the Closing.

        4.8 Employee Agreements. After the Effective Time, the Company shall use its best efforts to cause each employee of and consultant to the Company to sign promptly a Proprietary Rights and Confidentiality Agreement in Parent's standard form.

        4.9 Declaration of Registration Rights. Parent hereby grants to the Stockholders the registration rights set forth on Exhibit G hereto. Parent shall also file a registration statement on Form S-8 registering the shares of Parent Common Stock subject to the Options at substantially the same time as the filing of the registration statement to be filed in accordance with the Declaration of Registration Rights.

        4.10 Release of Security Interests. The Major Stockholders shall use their reasonable best efforts to have all liens, encumbrances and security interests in favor of Republic Bank terminated as promptly as practicable after payment by Parent of the amounts due and payable to Republic Bank under the loan agreement described in Section 2.5 of the Disclosure Schedule.

                                    ARTICLE V
                            CONDITIONS TO THE MERGER

        5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by all of the Stockholders of the Company entitled to vote and the sole Stockholder of Merger Sub.

               (b) Board Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Board of Directors of the Company, Parent and Merger Sub.

               (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or limiting or restricting the operation of the business of the Company following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

               (d) Non-Competition Agreements. Parent shall have entered into non-competition agreements with Paul Wray, George Rebhan and Beach Clow substantially in the form attached hereto as Exhibit D.

               (e) Approval. Parent, Company and Merger Sub shall have timely obtained all necessary approvals from Governmental Entities. 5.2 Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

               (a) Representations, Warranties and Covenants. The representations and warranties of Parent in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

               (b) Certificate of Parent. The Company shall have been provided with a certificate executed on behalf of Parent by its Chief Financial Officer to the effect that, as of the Effective Time:

                  (i) all representations and warranties made by Parent and Merger Sub under this Agreement are true and complete in all material respects;

                  (ii) all covenants, obligations and conditions of this Agreement to be performed by Parent and Merger Sub on or before such date have been so performed in all material respects; and

                  (iii) the transactions contemplated by this Agreement have been approved by the Board of Directors of Parent.

               (c) Legal Opinion. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Parent, substantially in the form of Exhibit F hereto.

        5.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

               (a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and the Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

               (b) Certificate of the Company. Parent shall have been provided with a certificate executed on behalf of the Company by its President to the effect that, as of the Effective Time:

                  (i) all representations and warranties made by the Company under this Agreement are true and complete in all material respects;

                  (ii) all covenants, obligations and conditions of this Agreement to be performed by the Company on or before such date have been so performed in all material respects; and

                  (iii) attached to such certificate are true and correct copies of the Company's Certificate of Incorporation, as certified by the Delaware Secretary of State, Bylaws and resolutions of the Company's Board of Directors and Stockholders approving the transactions contemplated by this Agreement.

               (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in order to assign the agreements with Concentrex Incorporated, Geographic Data Technology, Inc. and American Equity Properties, Inc.

               (d) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company, in substantially the form of Exhibit E.

               (e) No Material Adverse Changes. There shall not have occurred any material adverse change in the business, properties, results of operations or financial condition of the Company since September 30, 1999.

               (f) Dissenters. No holders of the Company Common Stock or Company Preferred Stock shall have exercised, or shall continue to have the right to exercise, appraisal rights under Delaware Law with respect to the transactions contemplated by this agreement.

               (g) Release of Security Interests. The Company shall have received a pay off letter, substantially in the form attached hereto as Exhibit G from Republic Bank.


                                   ARTICLE VI
                        TERMINATION, AMENDMENT AND WAIVER

        6.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

               (a) by mutual written consent of the Company and Parent;

               (b) by Parent if (i) it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within five business days after written notice to the Company or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would prohibit Parent's or the Company's ownership or operation of all or a material portion of the business of the Company, or compel Parent or the Company to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger.

               (c) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and such breach has not been cured within five days after written notice to Parent;

               (d) by any party hereto if: (i) the Closing has not occurred by February 1, 2000; (ii) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger; (iii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal; or (iv) if the Company's Stockholders do not approve the Merger. Where action is taken to terminate this Agreement pursuant to this Section 6.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

        6.2 Effect of Termination.

               (a) In the event of termination of this Agreement as provided in
Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or the Major Stockholders or their respective officers, directors or Stockholders, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        6.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        6.4 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE VII
                               GENERAL PROVISIONS

        7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a) if to Parent or Merger Sub, to:
                      Sagent Technology, Inc.
                      800 W. El Camino Real
                      Suite 300
                      Mountain View, CA 94040
                      Attn:  Chief Executive Officer
                      Tel:   (650) 815-3100
                      Fax:   (650) 815-3266
                      with a copy to:
                      Wilson Sonsini Goodrich & Rosati, P.C.
                      650 Page Mill Road
                      Palo Alto, CA 94304-1050
                      Attention:  Arthur F. Schneiderman, Esq.
                      Tel:   (650) 493-9300
                      Fax:   (650) 493-6811

               (b) if to the Company, to:

                      Qualitative Marketing Software, Inc.
                      28050 U.S. Highway 19 North
                      Suite 500
                      Clearwater, FL 33761-2630
                      Tel:   (727) 725-9727
                      Fax:   (727) 669-5895
                      with a copy to:

                      Stichter, Riedel, Blain & Prosser, P.A
                      110 East Madison Street
                      Suite 200
                      Tampa, Florida  33602
                      Attn: Charles Postler, Esq.
                      Facsimile: (813) 229-1811
                      Telephone: (813) 229-0144

               (c) if to a Stockholder, to the address of such Stockholder listed on Exhibit A

      7.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        7.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        7.4 Miscellaneous. This Agreement and the documents and instruments and other agreements among the parties hereto including the Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof;
(b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

        7.5 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California. All parties hereto agree to service of documents commencing any suit therein may be made as provided in Section 7.1.

        7.6 Attorneys' Fees. If any party to this Agreement brings an action against another party to this Agreement to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses, including attorneys' fees and costs, incurred in connection with such action, including any appeal of such action.

        7.7 Resolution of Disputes; Stipulation Regarding Confidentiality(a) . The parties hereto each agree to work together in good faith to resolve any disputes which may arise under this Agreement. Such attempts at resolution will be made at the level of a person to person meeting between the presidents of Parent and the Company and the Major Stockholders. Each party agrees that it will not initiate any litigation against any other party hereto regarding the subject matter of this Agreement for at least sixty (60) days following such person to person meeting between the presidents of Parent and the Company and the Major Stockholders except for (i) motions for a temporary restraining order or other preliminary equitable relief and (ii) circumstances in which a delay for such period would result in such action being barred as a result of the relevant statute of limitations expiring. In the event any litigation is initiated in compliance with this Section, the parties agree jointly to stipulate to the court that all proceedings in such action be kept confidential.

        7.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, Parent, Merger Sub, the Company, and the Major Stockholders, have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                      "PARENT"
                                      SAGENT TECHNOLOGY, INC.


                                      By:
                                         ---------------------------------------
                                          Name:
                                          Title:

                                      "COMPANY"
                                      QUALITATIVE MARKETING SOFTWARE, INC.


                                      By:
                                         ---------------------------------------
                                          Name:
                                          Title:

                                      "MERGER SUB"
                                      FLOCO ACQUISITION CORP.


                                      By:
                                         ---------------------------------------
                                          Name:
                                          Title:

                                      MAJOR STOCKHOLDERS


                                      ------------------------------------------
                                      Paul Wray



                                      ------------------------------------------
                                      George Rebhan



                                      ------------------------------------------
                                      J. Beach Clow


             SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION